Exhibit 99.1

4800 Montgomery Lane Suite 800 Bethesda, MD 20814	t (240) 497-9024 f (240) 627-4121	www.nwbio.com OTCQB: NWBO

For immediate release on Monday, December 4, 2017

NW Bio Announces Completion of $12 Million Financing

Majority of Financing from New Investors

BETHESDA, Md., December 4, 2017 - Northwest Biotherapeutics (OTCQB: NWBO) (NWBio), a biotechnology company developing DCVax® personalized immune therapies for solid tumor cancers, announced that it has completed a $12 million financing to fund operations. The majority of the financing is being provided by new investors.

The financing is in the form of Series A Convertible Preferred Stock and Warrants. The Preferred Stock will be convertible into common stock, but only when common stock is available or after 6 months following issuance. The Warrants will be exercisable for common stock, but only when common stock is available. The shares are registered, but are subject to restrictions under which they may not be conveyed or traded until a shareholder vote takes place, pursuant to which the number of authorized shares is increased. The shares are also subject to a voting agreement, under which the investors have agreed to vote in support of such increase in authorized shares.

The investors are purchasing the Series A Preferred Stock at a price of $1.70 per share, and each such preferred share will be convertible into 10 common shares valued at $0.17 cents per share. The investors are also receiving Warrants for a number of common shares equal to the number of conversion shares, with an exercise price of $0.22 per share and an exercise period of two years.

As reported in the Company’s recent 10-Q filing, the Company has been in discussions with investors for this financing during the last couple of months. During this period, while the price of the Company’s common stock hovered mostly at $0.16- $0.17 per share, the terms were set at $0.17 per share of common stock and $0.22 exercise price for the warrants. As also previously reported, some of the investors provided advance funding prior to completion of the financing and its documentation.

Linda Powers, the Company’s CEO, commented, “We are pleased to see a growing number of new investors becoming interested in our DCVax technology and its encouraging potential, and providing the majority of the largest financing we have done this year. We are also grateful for our long-term, patient and loyal shareholder base, and their participation in this financing as well. It is gratifying to have both ongoing and expanded support as we move forward with our ongoing Phase 3 trial (in which we are continuing to ship doses, treat patients and collect data) and other programs we have been preparing.”

About Northwest Biotherapeutics

Northwest Biotherapeutics is a biotechnology company focused on developing personalized immunotherapy products designed to treat cancers more effectively than current treatments, without toxicities of the kind associated with chemotherapies, and on a cost-effective basis, in both the North America and Europe.  The Company has a broad platform technology for DCVax® dendritic cell-based vaccines.  The Company’s lead program is a 331-patient Phase III trial in newly diagnosed Glioblastoma multiforme (GBM). GBM is the most aggressive and lethal form of brain cancer, and is an “orphan disease.”  The Company is also preparing for the Phase II portion of Phase I/II trials with DCVax-Direct for inoperable solid tumors.  It has completed the 40-patient Phase I portion of the trial.  The Company also previously conducted a Phase I/II trial with DCVax-L for metastatic ovarian cancer together with the University of Pennsylvania.

Disclaimer

Statements made in this news release that are not historical facts, including statements concerning future treatment of patients using DCVax and future clinical trials, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “believe,” “intend,” “design,” “plan,” “continue,” “may,” “will,” “anticipate,” and similar expressions are intended to identify forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statement.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, such as risks related to the Company’s ability to complete the trials on a timely basis, uncertainties about the clinical trials process, uncertainties about the timely performance of third parties, risks related to whether the Company’s products will demonstrate safety and efficacy, risks related to the Company’s ongoing ability to raise additional capital, and other risks included in the Company’s Securities and Exchange Commission (“SEC”) filings.  Additional information on the foregoing risk factors and other factors, including Risk Factors, which could affect the Company’s results, is included in its SEC filings.  Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement.  You should not place undue reliance on any forward-looking statements.  The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

CONTACT

Les Goldman

202-841-7909

lgoldman@nwbio.com